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                                                    --------------------------
                                                            OMB APPROVAL
                                                    --------------------------
--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
                                                    --------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Apartment Investment and                  Statement                     Trading Symbol  - Secured           of Original
     Management Company                       (Month/Day/Year)               Income L.P (No trading symbol      (Month/Day/Year)
----------------------------------------                                 ------------------------------------          N/A
     (Last)     (First)     (Middle)               9/29/00               5. Relationship of Reporting        -----------------------
                                           ----------------------------     Person(s) to Issuer              7. Individual or Joint/
Colorado Center, Tower Two                 3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
2000 South Colorado Boulevard                 Number of Reporting              Director    X  10% Owner         Applicable Line)
Suite 2-1000                                  Person, if an entity       -----           -----                      Form filed by
--------------------------------------        (voluntary)                      Officer        Other (specify    --- One Reporting
            (Street)                                                     -----           -----      below)          Person
                                           ----------------------------  (give title below)                      X  Form filed by
Denver,     Colorado           80222                                                                            --- More than One
--------------------------------------                                   ------------------------------             Reporting Person
(City)       (State)           (Zip)
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Limited Partnership Interest                        154,106 Units                    I                   Held by AIMCO Properties,
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                                                                                                            L.P.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)


                               Page 1 of 4 Pages
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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None
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Explanation of Responses:                                            /s/ Patrick J. Foye                 September 29, 2000
                                                                     ---------------------------------   ------------------
These Units are directly owned by AIMCO Properties, L.P.             **Signature of Reporting Person        Date
("AIMCO OP"), which is a joint filer with AIMCO-GP, Inc.
("AIMCO-GP") and Apartment Investment and Management                 APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Company ("AIMCO") for purposes of Section 13(d) of the
Exchange Act. AIMCO-GP is the sole general partner of                By: Patrick J. Foye,
AIMCO OP and a wholly-owned subsidiary of AIMCO.                         Executive Vice President



**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.





                               Page 2 of 4 Pages

                                Joint Filer Information


Name:                           AIMCO-GP, Inc.

Address:                        Colorado Center, Tower Two
                                2000 South Colorado Boulevard
                                Suite 2-1000
                                Denver, CO 80222

Designated Filer:               Apartment Investment and Management Company

Issuer & Ticker Symbol:         Secured Income L.P. (No trading symbol)

Date of Event
  Requiring Statement:          9/29/00



Signature:                      /s/ Patrick J. Foye
                                -------------------
                                Patrick J. Foye
                                Executive Vice President
                                AIMCO-GP, Inc.




                               Page 3 of 4 Pages

                                Joint Filer Information






Name:                           AIMCO Properties, L.P.

Address:                        Colorado Center, Tower Two
                                2000 South Colorado Boulevard
                                Suite 2-1000
                                Denver, CO 80222

Designated Filer:               Apartment Investment and Management Company

Issuer & Ticker Symbol:         Secured Income L.P. (No trading symbol)

Date of Event
  Requiring Statement:          9/29/00



Signature:                      /s/ Patrick J. Foye
                                --------------------------------
                                Patrick J. Foye
                                Executive Vice President
                                AIMCO-GP, Inc.
                                General Partner of
                                AIMCO Properties, L.P.





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